                                                                           Exhibit 99.1
NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Communications Ranks 57 on Deloitte’s '2009 Technology Fast 500' Fastest Growing Companies in North America

Growth Rate of 3,246%, Previously Ranked 383 on Deloitte’s 2008 Fastest Growing List

San Antonio, Texas – October 20, 2009 – ATSI Communications, Inc. (OTCBB: ATSX) was ranked 57 by Deloitte in the '2009 Technology Fast 500' for the fastest growing companies in North America.  The 'Fast 500' includes technology, media, telecommunications and life sciences companies in North America and is based on percentage fiscal year revenue growth over five years (2004-2008). ATSI recorded 3,246% revenue growth over this time period.

Phil Asmundson, Vice Chairman and U.S. Technology Media and Telecommunications leader, Deloitte LLP, stated, "Technology Fast 500 recognizes innovative companies that have broken down barriers to success and defied the odds with their remarkable five-year revenue growth.  We congratulate ATSI Communications on this accomplishment."

Art Smith, CEO of ATSI, exclaimed, "This is a tremendous achievement for our team that further validates our performance and contributes to our track record of success.  Although the recession has diminished our growth over the last several quarters, we have seen some improvement recently and are using this experience to improve our products, expand our customer base, and return to a growth mode."

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc. Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati's partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management's expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.